Exhibit 2

NATIONAL TELECOMMUNICATIONS AGENCY (ANATEL)

DECISION No. 226, of MAY 3, 2019

Proceeding No. 53500.011476/2018-39

Appellant/Interest Party: OI S.A.

Reporting Directing Council Member: Anibal Diniz

Deliberative Forum: Meeting No. 869 of April 25, 2019

ABSTRACT

EXECUTIVE SUPERINTENDENCE. SUPERINTENDENCE OF COMPETITION. SUPERINTENDENCE OF SUPERVISION, SUPERINTENDENCE OF OBLIGATIONS CONTROL. JUDICIAL REORGANIZATION PLAN. SPECIAL MONITORING OF THE PROVISION OF TELECOMMUNICATION SERVICES BY THE COMPANIES BELONGING TO OI GROUP. DECISION NO. 148/2018. ORDINANCE NO. 504/2018. COMPLIANCE WITH FOLLOWING DETERMINATIONS. CERTIFY. NEED FOR MAINTENANCE OF THE MONITORING. REFORMULATION OF MONITORING MEASURES. NEW DETERMINATIONS.

1.     As part of the new phase of special monitoring of the companies belonging to OI GROUP S.A., the Technical Areas complied with the determinations issued in Decision No. 148/2018 and Ordinance No. 504/2018, which is the reason why we propose the integral certificate.

2.     Although the main measures delineated in the judicial reorganization plan have been implemented, in order to monitor the evolution of the economic-financial and operational viability of OI GROUP S.A., Anatel must still maintain its special monitoring.

3.     For the issuance of new determinations and new ordinance regarding the monitoring.

DECISION

Having seen, reported and discussed these records, the members of the Directing Council of Anatel unanimously agreed, in accordance with Analysis No. 99/2019 / AD (SEI No. 4021583), which is part of this decision:

a)     to certify the compliance with the determinations addressed to the Executive Superintendence, the Superintendence of Competition, the Superintendence of Supervision, and the Superintendence of Obligations Control regarding the process monitoring based on the items "g", "i", "j" and "k" of the Decision No. 148 of March 19, 2018 (SEI No. 2523244) and the items "a", "b", "c", "d", "e" and "f" of the Ordinance No. 504 of March 26, 2018 (SEI n° 2551795);

b)     to revoke the determinations contained in items "f", "f.1", "f.2" and "g" of the Decision No. 3 of January 6, 2017 (SEI No. 1098196); item "c" of the Procedural Decision of August 17, 2017 (SEI No. 1785753); items "e" and "f" of the Court Decision No. 306 of August 16, 2017 (SEI No. 1785744); items "g", "g.1", "g.2", "g.3", "i", "j" and "k" of the Decision No. 148 of March 19, 2018 (SEI No. 2523244); items "b" and "c" of the Procedural Decision of March 19, 2018 (SEI No. 2523625); items "a", "a.1", "a.1.1", "a.1.2", "a.1.3", "a.2", "a.3" and "a.4" of the Procedural Decision of June 15, 2018 (SEI No. 2837871); item "c" of the Decision No. 626 of October 26, 2018 (SEI No. 3411092);

c)     to maintain the special monitoring of the provision of telecommunication services by the companies belonging to the OI GROUP S.A. for the 2019 fiscal year, imposing the following requirements on their telecommunication services providers and holding company:

c.1) that they continue to timely notify Anatel of call notices for meetings of its Board of Directors, so that Anatel’s representatives may attend them;

c.2) that they also notify the Agency so that it may attend the meetings of the different management advisory committees, such as the Committee for the Implementation of the Judicial Reorganization Plan and the Audit, Risks and Control Committee, among others, when the topics to be discussed are related to the items outlined in the Judicial Reorganization Plan, in particular, issues related to:

c.2.1) the disposal of assets, as provided in item 5.1 of the Judicial Reorganization Plan;

c.2.2) additional forms of financing, either through public issuance of common shares or new debt instruments, or through the contracting of new lines of credit for importing equipment, in accordance with item 5.3 of the Judicial Reorganization Plan; and,

c.2.3) the corporate reorganization, under the terms of item 7 of the Judicial Reorganization Plan;

c.3) that they submit to Anatel, by way of a detailed report, within sixty (60) days of receiving notice of this decision:

c.3.1) their consolidated cash flow, separated into operating cash flow, cash flow from investing activities and cash flow from financing activities carried out in 2018, as well as a comparison with what was provided in Annex 2.6 of the Judicial Reorganization Plan, and justification for the differences between the expected and the actual results; and

c.3.2) the adjusted forecast of its discounted consolidated cash flow, separated into operating cash flow, cash flow from investing activities and cash flow from financing activities, during the period until the end of the Switched Fixed Telephone Service (SFTS) concessions:

c.3.2.1) such forecast shall be complemented by the economic and financial assumptions and hypotheses underlying this prediction, in particular, (i) the expected profitability of the main predicted investments, as well as (ii) the cost of contracting for loans and financings and their compatibility with the expected investments; and,

c.3.2.2) such forecast shall highlight the sources of funds, especially those arising from (i) divestments from the share capital of other companies, whether or not they are telecommunications services providers, (ii) the conduction and approval of transactions with related parties, imposition of liens or encumbrances of any nature on permanent assets, and the provision of guarantees related to assets and rights of the concessionaires of the OI GROUP S.A., and (iii) the realization of permanent assets that are directly or indirectly connected with the performance of telecommunications services;

c.4) that they grant access to documents, accounting, legal, economic-financial and operational information that have served as a basis for the decisions made on any of the above topics;

c.5) that they deliver the minutes and other records of the meetings of the abovementioned gatherings, signed by all members who participated by videoconference or telephone, within a period of up to two (2) working days, counting from the execution by the last member present at the meeting;

c.6) that they submit the changes of the Board Directors, including with respect to the alternates, and any possible agreements that directly or indirectly have an impact on the exercise of their control to the prior consent from this Agency, presenting the updated information related to their control, whether de jure or de facto; and

c.7) that they communicate to the Competition Superintendence the relevant capital stock exchange trades that are in excess of 5% of the voting capital, within the shortest possible period of time from the closing of the trade on the spot market of B3 S.A. – Brasil, Bolsa, Balcão;

d)    to repeal Administrative Rule No. 504 of March 26, 2018 (SEI No. 2551795) and approve another as its substitute, pursuant to the Ordinance AD Draft (SEI No. 4084746), which shall keep the Working Group created by the former Ordinance under the coordination of the Executive Superintendence (SUE);

e)    to determine the filing of the current case-file, pursuant to the article 52 of Law No. 9,784/1999, as provided in article 43 of Anatel’s Internal Regulation, due to the exhaustion of its purpose;

f)     to provide notice to the 7th Corporate Court of the Judicial District of the Rio de Janeiro State, by petition in the case-file of Proceeding No. 0203711-65.2016.8.19.0001, to the General Counsel for the Federal Government, to the Securities and Exchange Commission of Brazil (CVM) and to the Minister of State, Science, Technology, Innovation and Communication; and,

g)    to give confidential treatment of this analysis, pursuant to the sole paragraph in article 39 of Law No. 9,472/1997 and the second paragraph in article 5 of Decree No. 7,724/2012.

The Chairman Leonardo Euler de Morais and the Directing Council Members Anibal Diniz, Emmanoel Campelo de Souza Pereira, Moisés Queiroz Moreira and Vicente Bandeira de Aquino Neto participated in this deliberation.

Document electronically signed by Leonardo Euler de Morais, Chairman of the Directing Council, on May 03, 2019, at 7:34 p.m., official time of Brasilia, pursuant article 23, item II, of Anatel Ordinance No. 912/2017.

The authenticity of this document can be verified at http://www.anatel.gov.br/autenticidade,by informing the verifying code 4104084 and the CRD code B1F46FE0.

Reference: Process No. 53500.011476/2018-39	SEI No. 4104084